SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a party other than the Registrant [   ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               UNITEL VIDEO, INC.
                 -----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                   ------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

       1) Title of each class of securities to which transaction applies:

          ------------------------------------------------------------------

       2) Aggregate number of securities to which transaction applies:

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       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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


      4) Proposed maximum aggregate value of transaction:

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      5) Total fee paid:

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[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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       4) Date Filed:


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                                      -2-

                                UNITEL VIDEO, INC.
                              555 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON WEDNESDAY, FEBRUARY 5, 1997

                           -------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Unitel Video, Inc., a Delaware corporation (the "Company"), will be held at the offices of Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, 18th Floor, New York, New York 10036, on Wednesday, February 5, 1997, at 11:00 A.M., for the purpose of considering and acting upon the following matters:

          1. The election of two Class III directors to serve until the 2000 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

          2. The approval of an amendment to the Company's 1992 Stock Option
     Plan.

          3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on December 18, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the meeting. A complete list of the stockholders entitled to vote will be available for inspection by any stockholder during the meeting. In addition, the list will be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the office of the Secretary of the Company, located at 555 West 57th Street, New York, New York 10019.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the meeting. The Board of Directors urges you to sign, date and return the enclosed proxy promptly. You are cordially invited to attend the meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the meeting.



                                                  KAREN CEIL LAPIDUS,
                                                  Secretary

December 30, 1996

                               UNITEL VIDEO, INC.
                              555 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019


                           -------------------------

                                 PROXY STATEMENT

                           -------------------------


                                     GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Unitel Video, Inc. (the "Company") for use at the Company's 1997 Annual Meeting of Stockholders (the "Meeting"), which will be held on the date, at the time and place and for the purposes set forth in the foregoing notice, and at any adjournment or postponement thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being sent to stockholders of the Company (the "Stockholders") on or about December 30, 1996.

     The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the election of the two nominees for director named herein and "FOR" the amendment to the Company's 1992 Stock Option Plan (the "1992 Plan").

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

VOTING SECURITIES

     At the close of business on December 18, 1996, the record date fixed for the determination of Stockholders entitled to notice of and to vote at the Meeting, there were 2,674,807 outstanding shares of the Company's Common Stock, its only class of voting securities. Each share of Common Stock entitles the record holder thereof to one vote. The presence at the Meeting, in person or by proxy, of a majority of such outstanding shares of Common Stock will constitute a quorum.

     The affirmative vote of a plurality of votes cast at the Meeting is required to elect directors. The affirmative vote of a majority of shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting will be required to approve the amendment to the 1992 Plan (the "Plan Amendment"). Proxies submitted which contain abstentions or broker non-votes will be deemed present at the Meeting in determining the presence of a quorum. Shares of Common Stock that are voted to abstain with respect to any matter are considered shares entitled to vote, and cast, with respect to that matter. Shares of Common Stock subject to broker non-votes with respect to any matter will not be considered as shares entitled to vote with respect to that matter.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information at December 18, 1996 (except as indicated below) with respect to each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), who is known by the Company to be the beneficial owner of more than 5% of the

Company's Common Stock. Unless otherwise indicated, each beneficial owner named below has sole voting and dispositive power with respect to the shares of Common Stock indicated as beneficially owned by such owner.

        NAME AND ADDRESS OF                    AMOUNT AND NATURE OF   PERCENT OF
        BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP     CLASS
        ------------------                     --------------------   ----------
        Herbert Bass .......................       212,562(1)(2)         7.9%
         146 Waters Edge
         Admiral's Cove
         Jupiter, Florida 33477

        Alex Geisler .......................       242,536(2)(3)         9.1%
         131 Regatta Drive
         Admiral's Cove
         Jupiter, Florida 33477

        Dimensional Fund Advisors Inc. .....       187,100(4)            7.0%
         1299 Ocean Avenue
         Santa Monica, California 90401

        FMR Corp. ..........................       218,500(5)            8.2%
        Edward C. Johnson 3d
        Abigail P. Johnson
         82 Devonshire Street
         Boston, Massachusetts 02109

        Investment Counselors of Maryland ..       175,000(6)            6.5%
         803 Cathedral Street
         Baltimore, Maryland 21201

-----------------

(1)  Includes 3,000 shares subject to presently exercisable stock options.

(2) Includes 36,183 unallocated shares held by the Company's 401(k) Employee Savings and Stock Ownership Plan (the "Savings Plan") as to which Herbert Bass, Alex Geisler and Barry Knepper, Chief Executive Officer of the Company, as co-trustees, share the power to vote.

(3) Includes 3,000 shares subject to presently exercisable stock options, 57,193 shares held by Jean Z. Geisler (Mr. Geisler's wife) as trustee for the benefit of the Geislers' children and 67,234 shares held by Mrs. Geisler, with respect to all of which shares Mr. Geisler has sole voting and dispositive power. Mr. and Mrs. Geisler disclaim beneficial ownership as to the 57,193 shares held by Mrs. Geisler as trustee.

(4) Pursuant to a Schedule 13G, as amended, dated February 7, 1996 filed by Dimensional Fund Advisors Inc. ("DFA") with the Securities and Exchange Commission (the "SEC"), DFA has indicated that all shares listed in the table above opposite its name are owned by advisory clients of DFA, no one of which, to DFA's knowledge, owns more than 5% of the Company's Common Stock. DFA has indicated that it has sole dispositive power with respect to all such shares of Common Stock, that it has sole voting power with respect to 123,100 of such shares and that certain of its officers, who also serve as officers of DFA Investment Dimensions Group Inc. (the "Fund") and The DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940, vote 12,800 additional shares of Common Stock which are owned by the Fund and 51,200 shares of Common Stock which are owned by the Trust.

(5) Pursuant to a Schedule 13G dated February 14, 1996 jointly filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson with the SEC, the filers have indicated that the interest of Fidelity Low-Priced Stock Fund (the "Stock Fund") amounted to the number and percentage of shares listed in the table above opposite their names and that the Stock Fund has sole dispositive power with respect to such shares, that Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., an investment adviser registered under the Investment Advisors Act of 1940 (the "1940 Act"), is the beneficial owner of such shares as a result of acting as an investment adviser to the Stock Fund, that Edward C. Johnson 3d and FMR Corp., as a result of their control of Fidelity and the Stock Fund, each has sole dispositive power with respect to such shares, and that Edward C. Johnson 3d and Abigail P. Johnson, as a result of their ownership of shares of the outstanding voting stock of FMR Corp. and the terms of a shareholders' voting agreement among Mr. and Ms. Johnson, members of the Johnson family and the Class B shareholders of FMR Corp., may be deemed under the 1940 Act to be a member of a controlling group with respect to FMR Corp. The trustees of the Stock Fund have the power to vote such shares.

(6) Investment Counselors of Maryland has advised the Company that at December 5, 1996 it held for its clients all of the shares listed in the table above opposite its name, and that it had sole dispositive power with respect to all of such shares and sole voting power as to 130,000 of such shares.

     The following table sets forth information at December 18, 1996 with respect to the beneficial ownership of the Company's Common Stock by (a) each director and each nominee for election as a director of the Company, (b) each current executive officer named in the Summary Compensation Table under the caption "EXECUTIVE COMPENSATION" and (c) all directors and executive officers of the Company as a group (13 persons). Unless otherwise indicated, each person named below and each person in the group named below has sole voting and dispositive power with respect to the shares of Common Stock indicated as beneficially owned by such person or group.

                                              AMOUNT AND NATURE OF    PERCENT OF
        NAME OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP      CLASS
        ------------------------              --------------------    ----------
        Herbert Bass .........................     212,562(1)            7.9%
        Alex Geisler .........................     242,536(2)            9.1%
        Walter G. Arader .....................      23,000(3)              *
        Philip S. Birsh ......................      12,400(4)              *
        Barry Knepper ........................      87,894(5)            3.2%
        Richard Clouser ......................      56,660(6)            2.1%
        Mark Miller ..........................       6,775(7)              *
        Thomas Eyring ........................       6,438(8)              *
        Albert Walton ........................       6,325(9)              *
        All directors and executive officers
         as a group (13 persons) .............     619,258(10)          21.9%

-----------------
  *  Less than one percent.

(1) See footnotes (1) and (2) above to the first table under the caption "Share Ownership of Certain Beneficial Owners and Management" for information as to the beneficial ownership by Mr. Bass of the Company's Common Stock.

(2) See footnotes (2) and (3) above to the first table under the caption "Share Ownership of Certain Beneficial Owners and Management" for information as to the beneficial ownership by Mr. Geisler of the Company's Common Stock.

(3) Includes 15,000 shares issuable to Mr. Arader pursuant to presently exercisable stock options.

(4) Includes 5,000 shares issuable to Mr. Birsh pursuant to presently exercisable stock options.

(5) Includes 31,000 shares issuable to Mr. Knepper pursuant to presently exercisable stock options, 4,411 shares allocated to Mr. Knepper and held in his account under the Savings Plan and 2,100 shares held by Mr. Knepper in an Individual Retirement Account. Also includes 36,183 unallocated shares held by the Savings Plan. See footnote (2) to the first table above under the caption "Share Ownership of Certain Beneficial Owners and Management."

(6) Includes 33,000 shares issuable to Mr. Clouser pursuant to presently exercisable stock options, 1,690 shares allocated to Mr. Clouser and held in his account under the Savings Plan and 4,300 shares purchasable by Mr. Clouser under the Company's Employee Stock Purchase Plan (the "Purchase Plan "). Also includes 12,000 shares issuable to Mr. Clouser's wife pursuant to presently exercisable stock options, 1,370 shares allocated to his wife and held in her account under the Savings Plan and 4,300 shares purchasable by her under the Purchase Plan, with respect to all of which shares Mr. Clouser disclaims beneficial ownership.

(7) Includes 975 shares allocated to Mr. Miller and held in his account under the Savings Plan and 4,300 shares purchasable by Mr. Miller under the Purchase Plan.

(8) Includes 2,000 shares issuable to Mr. Eyring pursuant to presently exercisable stock options, 138 shares allocated to Mr. Eyring and held in his account under the Savings Plan and 4,300 shares purchasable by Mr. Eyring under the Purchase Plan.

(9) Includes 2,000 shares issuable to Mr. Walton pursuant to presently exercisable stock options, 25 shares allocated to Mr. Walton and held in his account under the Savings Plan and 4,300 shares purchasable by Mr. Walton under the Purchase Plan.

(10) Includes 112,000 shares issuable to executive officers and directors of the Company pursuant to presently exercisable stock options and 36,300 shares purchasable by executive officers of the Company under the Purchase Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     George Horowitz, the Company's Chief Financial Officer, filed late his Initial Statement of Beneficial Ownership on Form 3.

                              ELECTION OF DIRECTORS

     The Company's By-Laws fix the number of directors of the Company at six and provide that the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III, each class to be as equal in number as possible. There are presently two directors in each. At each annual meeting of stockholders, directors are chosen to succeed those in the class whose term expires at such annual meeting.

     At the Meeting, Stockholders will elect two Class III directors to serve for a term of three years, until the 2000 Annual Meeting of Stockholders and the election and qualification of their respective successors. Unless otherwise directed, proxies will be voted for the election of Herbert Bass and Alex Geisler as Class III directors.

     Each of the nominees has indicated a willingness to serve as a director of the Company. In the event that any of the nominees should become unavailable or unable to serve for any reason, the persons named in the enclosed proxy will vote for one or more alternate nominees as the Board of Directors may recommend.

     The following table sets forth certain information about each nominee and each director whose term of office will continue after the Meeting:

                                         CLASS OF            DIRECTOR     TERM
  NAME                                   DIRECTOR    AGE       SINCE     EXPIRES
  ----                                   --------    ---     --------    -------
  Nominees:
  ---------

  Herbert Bass .........................    III      67         1969      1997
  Alex Geisler .........................    III      73         1969      1997
  Directors whose term of office
   will continue after the Meeting:
  --------------------------------

  Walter G. Arader .....................      I      75         1981      1998
  Philip S. Birsh ......................      I      37         1992      1998
  Barry Knepper ........................     II      46         1995      1999
  Richard Clouser ......................     II      56         1996      1999

PRINCIPAL OCCUPATIONS AND DIRECTORSHIPS HELD BY DIRECTORS OF THE COMPANY

     Messrs. Bass and Geisler have served as directors of the Company since its founding in 1969. Mr. Bass served as President of the Company and Mr. Geisler as Executive Vice President of the Company from 1969 until 1989, when they became Co-Chairmen and Co-Chief Executive Officers. On August 11, 1993, they relinquished their duties as Co-Chief Executive Officers and, from that date through August 31, 1996, they each served as consultants to the Company.

     Mr. Arader has been a director of the Company since March 1981 and has been Chairman and Chief Executive Officer of Walter G. Arader & Associates, a financial and management consulting firm, since January 1, 1993. For more than five years prior thereto, Mr. Arader was Chairman and Chief Executive Officer of the financial and management consulting firm of Arader, Herzig & Associates, Inc. Mr. Arader is a former Commissioner of the Pennsylvania Securities Commission and a former Secretary of Commerce of the Commonwealth of Pennsylvania. Mr. Arader is a director of HMG/Courtland, Inc.

     Mr. Birsh has been a director of the Company since April 1992 and Publisher of Playbill Incorporated, which publishes "Playbill" Magazine, and President and Publisher of Racing Today Publishing Inc., which publishes a variety of racing magazines, since March 1992. In January 1992, Mr. Birsh became President of AJP Realty Corp., a real estate investment company. From May 1989 to February 1992, Mr. Birsh was Senior Vice President and director of the private business group of Kidder Peabody & Co. Incorporated, and for the nine years prior to May 1989, Mr. Birsh was with Drexel Burnham Lambert Incorporated. At his departure in 1989, Mr. Birsh was a vice president in the mergers and acquisitions department.

     Mr. Knepper has been Chief Executive Officer of the Company since April 1996, a Director of the Company since May 1995 and its Treasurer since 1983. Mr. Knepper served as Senior Vice President-Finance and Administration from May 1995 to April 1996 and was the Company's Chief Financial Officer from 1982 to April 1996.

     Mr. Clouser has been President of the Company's Mobile division since 1982, Senior Vice President-Corporate since April 1996 and a Director since October 1996.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings during the fiscal year ended August 31, 1996. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which he served which were held during the Company's last fiscal year.

     The Board of Directors has a Compensation Committee, a Stock Option Committee and an Audit Committee, the members of which, in each case, are Messrs. Arader and Birsh. The Board of Directors does not have a Nominating Committee. The entire Board of Directors considers questions relating to nominations for directors. The Compensation Committee and the Stock Option Committee, the functions of which are described below under the caption "Compensation Committee and Stock Option Committee Report on Executive Compensation," met informally throughout the fiscal year ended August 31, 1996. The principal functions of the Audit Committee, which held one meeting during the fiscal year ended August 31, 1996, are to recommend to the Board of Directors the appointment of independent auditors, to review the performance and scope of audit and non-audit services to be performed by the independent auditors, to review the adequacy of internal auditing and accounting procedures and to supervise investigation of matters relating to corporate procedures and controls.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive $2,500 each fiscal quarter and $1,000 for each Board of Directors' meeting and each committee meeting attended. Pursuant to the terms of the 1992 Plan, each director of the Company who is not an employee of the Company or any subsidiary of the Company is automatically granted an option to purchase 1,000 shares of Common Stock on May 1 of each year during the term of the 1992 Plan (3,000 shares if Stockholders approve the Plan Amendment, described below under the caption "APPROVAL OF AMENDMENT TO 1992 STOCK OPTION PLAN"). Effective as of May 1, 1996, Messrs. Arader, Birsh, Bass and Geisler were each granted an option under the 1992 Plan to purchase 3,000 shares of Common Stock, subject to approval by Stockholders of the Plan Amendment, at an exercise price of $5.2812. In the event that Stockholders do not approve the Plan Amendment, such options will be exercisable for 1,000 shares in accordance with the original terms of the 1992 Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain summary information concerning compensation with respect to each person who served as the Company's chief executive officer during the fiscal year ended August 31, 1996 and each of the Company's four other most highly compensated executive officers:




                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                                                    ------------
                                                                                       AWARDS
                                                          ANNUAL COMPENSATION       ----------
                                                         ----------------------      SECURITIES       ALL OTHER
          NAME AND                                                        BONUS      UNDERLYING        COMPEN-
     PRINCIPAL POSITION                      YEAR        SALARY $         (1) $      OPTIONS(#)        SATION $
     ------------------                      ----        --------         -----      ----------        --------
Barry Knepper ..........................     1996        $159,413                      25,000          $ 1,389(2)
 President and                               1995         138,972                      10,000            1,600
 Chief Executive                             1994         131,619                                          977
 Officer

David Micciulla ........................     1996        $111,731                                      $64,658(3)
 Former President                            1995         150,577        $60,000       10,000            1,600
 and Chief                                   1994         114,972         47,267                           977
 Executive Officer

Richard Clouser ........................     1996        $191,083        $73,405       15,000          $ 1,389(2)
 President, Mobile                           1995         173,916         69,300                         1,600
 Division                                    1994         173,250         69,300                           977

Mark Miller ............................     1996        $172,517
 President, Unitel-                          1995         166,009
 Hollywood Division                          1994         161,853

Albert Walton ..........................     1996        $152,454                      10,000          $   141(2)
 President, Editel-                          1995          99,597
 Los Angeles Division                        1994          25,962(4)

Thomas Eyring ..........................     1996        $157,587        $ 8,100        5,000          $   776(2)
 Chief Technology                            1995         151,805
 Officer                                     1994         144,577


---------------------

(1)  Bonus compensation is shown for the fiscal year in which earned.

(2) Includes the value, as at August 31, 1996, of shares of Common Stock allocated to such executive officer under the Company's Savings Plan during the fiscal year ended August 31, 1996.

(3) Includes the value, as at August 31, 1996, of shares of Common Stock allocated to such executive officer under the Company's Savings Plan during the fiscal year ended August 31, 1996 ($1,389) and amounts paid to Mr. Micciulla, including in respect of accrued vacation, during the fiscal year ended August 31, 1996 in connection with his separation from employment with the Company ($63,269).

(4)  Mr. Walton's employment with the Company began in May 1994.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

     The Company has provided that in the event that Mr. Knepper or Mr. Clouser is terminated as an employee within one year following a change of control of the Company, the Company will pay to Mr. Knepper severance in an amount equal to his aggregate compensation for the twelve-month period preceding such termination and will pay to Mr. Clouser severance in an amount equal to his aggregate compensation for the six-month period preceding such termination. In addition, upon such termination all stock options granted to Mr. Knepper and Mr. Clouser, as the case may be, would become immediately exercisable.

     During fiscal 1996, Mark Miller was a party to an employment agreement with the Unitel-Hollywood division of the Company pursuant to which he served as President of that division. Under the agreement, the term of which ended on October 10, 1996, Mr. Miller was entitled to receive a base salary at the rate of $170,000 per annum until April 10, 1996 and at the rate of $175,000 per annum for the remainder of the term of the agreement. In addition, Mr. Miller was entitled to receive bonus compensation for all fiscal years of the Company, and portions thereof, during the term of the agreement, commencing with the fiscal year ending August 31, 1996, in an amount equal to 5% of the pre-tax net income of the Unitel-Hollywood division for the applicable fiscal year (pro-rated for portions of fiscal years). Under the agreement, Mr. Miller was provided with an automobile and related expense allowance and was entitled to participate in the Company's benefit plans as in effect from time to time.

STOCK OPTIONS

     The following table sets forth certain information concerning the grant of stock options under the 1992 Plan to certain of the executive officers named in the Summary Compensation Table during the fiscal year ended August 31, 1996. No options were granted to Mr. Micciulla or Mr. Miller during fiscal 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR



                                 INDIVIDUAL GRANTS                                     POTENTIAL REALIZABLE
                           --------------------------                                    VALUE AT ASSUMED
                            NUMBER OF      PERCENT OF                                  ANNUAL RATES OF STOCK
                            SECURITIES    TOTAL OPTIONS                                PRICE APPRECIATION FOR
                           UNDERLYING      GRANTED TO      EXERCISE                          OPTION TERM
                             OPTIONS      EMPLOYEES IN       PRICE     EXPIRATION    -------------------------
       NAME               GRANTED(#)(1)   FISCAL YEAR       ($/SH)        DATE           5%($)         10%($)
       ----               -------------   -----------      --------    ----------     ----------    -----------
Barry Knepper ..........     25,000           23.3%         $5.25        8/11/06      $82,687.50    $208,687.50
Richard Clouser ........     15,000           14.0%          5.25        8/11/06       49,612.50     125,212.50
Albert Walton ..........     10,000            9.3%          5.25        8/11/06       33,075.00      83,475.00
Thomas Eyring ..........      5,000            4.7%          5.25        8/11/06       16,537.50      41,737.50
                              2,500            2.3%          5.13       10/22/05        8,079.75      20,391.75

----------------------

(1) Each option was exercisable on the date of grant as to 20% of the total number of shares subject to the option and is exercisable as to an additional 20% of such shares on each of the next four anniversaries of the date of grant.

     The following table sets forth certain information with respect to the exercise of stock options by Barry Knepper during the fiscal year ended August 31, 1996 and with respect to the number and value of unexercised options held as of the end of the Company's fiscal year ended August 31, 1996 by all executive officers named in the Summary Compensation Table. No such executive officer, other than Mr. Knepper, exercised stock options during fiscal 1996.


                 AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND
                       FISCAL 1996 YEAR-END OPTION VALUES


                                                                    NUMBER OF
                                                                   SECURITIES            VALUE OF
                                                                   UNDERLYING           UNEXERCISED
                                                                   UNEXERCISED         IN-THE-MONEY
                                                                     OPTIONS              OPTIONS
                              SHARES ACQUIRED                     AT FY-END(#)         AT FY-END ($)
                                ON EXERCISE     VALUE REALIZED    EXERCISABLE/         EXERCISABLE/
       NAME                         (#)             ($)(1)        UNEXERCISABLE        UNEXERCISABLE
       ----                   ---------------   -------------     -------------        -------------
Barry Knepper ...............      5,000            $6,250        31,000 / 26,000     $ 1,875 / $7,500
David Micciulla .............         --                --             0 /      0           0 /      0
Richard Clouser .............         --                --        33,000 / 12,000       1,125 /  4,500
Mark Miller .................         --                --             0 /      0           0 /      0
Albert Walton ...............         --                --         2,000 /  8,000         750 /  3,000
Thomas Eyring ...............         --                --         1,500 /  6,000      622.50 /  2,490


-----------------------

(1) Represents the closing price on the American Stock Exchange of the underlying shares of Common Stock on the date of exercise less the option exercise price.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, which consists of Walter G. Arader and Philip S. Birsh, determines the salaries, bonuses and other compensation (other than stock options), of the Company's executive officers. The Stock Option Committee of the Board of Directors, which also consists of Messrs. Arader and Birsh, is authorized to grant incentive and non-qualified stock options to key employees of the Company, including executive officers, under the 1992 Plan and to administer all of the Company's stock option plans.

     The primary objectives of the Company's executive compensation structure are to maintain executive compensation at competitive levels to retain qualified personnel and to reward individuals for their respective contributions to the Company's success. Bonuses are granted in order to reward and acknowledge employees for, among other things, individual initiative and achievement. The grant of stock options is intended to provide executives with a stake in the long-term success of the Company and to coordinate executives' and stockholders' long-term interests by creating a direct link between a portion of executive compensation and increases in the market price of the Company's Common Stock.

     A number of factors are considered in determining compensation of executives, such as historical financial results, anticipated revenues and earnings for the next fiscal year, individual contributions to, and length of service with, the Company, compensation levels at other companies (both within and outside the Company's industry), and equity and fairness within the top levels of management. Decisions on executive officer compensation are, however, primarily subjective. No pre-determined weight is generally assigned to any of the factors mentioned above. A guideline in determining bonus compensation for division presidents and other designated executive officers has historically been the achievement of budgeted sales and earnings levels, but no other specific corporate performance related targets are otherwise used and the achievement of such goals is not, in all cases, determinative of whether an executive officer will receive bonus compensation or the amount of such compensation.

     The salary rate of David Micciulla, former President and Chief Executive Officer of the Company, did not change during fiscal 1996 and reflected the Compensation Committee's determination that the Company's operating results during fiscal 1995 did not warrant an increase for fiscal 1996. No bonus compensation was paid to Mr. Micciulla for fiscal 1996. In April 1996, the Board of Directors elected Barry Knepper to serve as the Company's Chief Executive Officer, succeeding Mr. Micciulla. At the time of his election, Mr. Knepper's base salary rate was increased to $175,000 after consideration of a number of factors, including historical levels of base salary compensation for the Chief Executive Officer of the Company and Mr. Knepper's length of service with the Company. Mr. Knepper's base salary rate for the portion of fiscal 1996 during which he served as Senior Vice President-Finance and Administration and Chief Financial Officer of the Company did not change from his salary rate in fiscal 1995. The Compensation Committee did not grant Mr. Knepper a bonus for fiscal 1996, primarily due to the Company's continuing unfavorable operating results.

     The Stock Option Committee granted to Mr. Knepper during fiscal 1996 an option to purchase 25,000 shares of Common Stock. The grant was made to Mr. Knepper to provide him with additional incentive compensation in view of his leading role in the continuing refocusing of the Company's resources toward the entertainment and corporate communications areas of the Company's operations, and to coordinate a portion of his compensation with the market price of the Company's Common Stock, thereby linking such compensation to the interests of the Company's stockholders. The option is presently exercisable as to 20% of the shares of Common Stock subject to the option and will become exercisable as to an additional 20% on each of the next four anniversaries of the date of grant.

                                            The Compensation Committee
                                            The Stock Option Committee
                                            --------------------------

                                                 Walter G. Arader
                                                 Philip S. Birsh

PERFORMANCE GRAPH

     The following graph compares the yearly change in the cumulative total return on the Company's Common Stock for the five fiscal years ended August 31, 1996 with (i) Media General Financial Services' American Stock Exchange Index and (ii) a peer group of three companies, consisting of Northwest
Teleproductions, Inc.,

Laser-Pacific Media Corporation and Carlton Communications PLC, which either compete with the Company in one of its service areas or are engaged in related fields. The comparison assumes an investment of $100 on September 1, 1991 in the Company and in each of the comparison groups and that all dividends were reinvested.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN


UNITEL VIDEO, INC.         PEER GROUP             AMEX MARKET INDEX
------------------         ----------             -----------------
  1991   100              1991   100                1991   100
  1992  140.00            1992   95.77              1992  106.12
  1993  101.54            1993   95.14              1993  123.97
  1994   76.92            1994   91.64              1994  125.16
  1995   78.46            1995  116.29              1995  149.85
  1996   69.23            1996  131.95              1996  155.94

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the information set forth above under the captions "Compensation Committee and Stock Option Committee Report on Executive Compensation" and "Performance Graph" shall not be incorporated by reference into any such filings.

CERTAIN TRANSACTIONS

     The Company is a party to an agreement (each, an "Agreement") with each of Messrs. Herbert Bass and Alex Geisler, directors and former Co-Chairmen and Co-Chief Executive Officers of the Company. Under the Agreements, Messrs. Bass and Geisler served as consultants to the Company through August 31, 1996. Each of the consultants received compensation for services rendered during the Company's last fiscal year of $125,000. The Agreements also provide each of the consultants with disability payments, life insurance and fringe benefits that are generally available to the Company's executives. Beginning September 1, 1996, Mr. Bass and Mr. Geisler are each entitled to receive retirement benefits for the rest of his life at an annual rate of $92,061 per annum. These retirement benefits are payable for a minimum of 10 years and will be paid to the consultant's estate in the event of his death prior to August 31, 2006. Each consultant also is entitled to receive non-competition payments of $50,000 per annum for the 10 years following the terms of the Agreements.

     Susan Devlin, wife of Richard Clouser, President of the Company's Mobile division, was employed by the Company during the fiscal year ended August 31, 1996 as a vice president of its Mobile division and, during fiscal 1996, was paid a salary of $150,417 and earned bonus compensation of $73,405.

                 APPROVAL OF AMENDMENT TO 1992 STOCK OPTION PLAN

     In May 1992 the Board of Directors adopted, and in July 1992 stockholders of the Company approved, the 1992 Plan. The 1992 Plan is designed to provide an incentive to key employees, and to directors who are not employees ("Non-Employee Directors"), of the Company and its present and future subsidiaries and to offer an additional inducement in obtaining the services of such individuals.

     The 1992 Plan presently provides for the automatic grant on each May 1 during the term of the 1992 Plan to each Non-Employee Director of an option (each, a "Director Option") to purchase 1,000 shares of Common Stock at an exercise price equal to the fair market value of the shares subject to the Director Option on the date of grant. The Board of Directors believes that the grant of Director Options is important not only in attracting and retaining the services of experienced and knowledgeable Non-Employee Directors, but also in creating a direct link between a portion of the compensation of Non-Employee Directors and increases in the market value of shares of Common Stock. However, the Board also believes that the number of shares subject to each Director Option is not significant in light of the number of outstanding shares of Common Stock and that an increase in the number of shares subject thereto would more meaningfully link the compensation of Non-Employee Directors to stockholders' long-term interests.

     Accordingly, the Board of Directors adopted the Plan Amendment, subject to approval by Stockholders at the Meeting, which would increase the number of shares subject to each Director Option from 1,000 shares to 3,000 shares. Each Non-Employee Director of the Company was granted a Director Option to purchase 3,000 shares of Common Stock as of May 1, subject to approval of Stockholders of the Plan Amendment. In the event that Stockholders do not approve the Plan Amendment, each May 1996 Director Option will be exercisable for 1,000 shares in accordance with the original terms of the 1992 Plan and the number of shares of Common Stock subject to each future Director Option will continue to be 1,000 shares.

     The following is a summary of certain terms of the 1992 Plan:

SHARES SUBJECT TO THE 1992 PLAN

     The maximum number of shares as to which options may be granted under the 1992 Plan (subject to adjustment as described below) is 350,000 shares of Common Stock. The Plan Amendment does not increase the number of shares of Common Stock subject to the 1992 Plan. Upon expiration, cancellation or termination of unexercised options, the shares of Common Stock subject to such options will again be available for the grant of options under the 1992 Plan. The closing market price per share of Common Stock on December 18, 1996 on the American Stock Exchange was $7.375.

TYPE OF OPTIONS

     Options granted to key employees under the 1992 Plan may either be incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. Director Options granted under the 1992 Plan are non-qualified options.

ADMINISTRATION

     The 1992 Plan is administered by a Stock Option Committee (the "1992 Committee") consisting of at least two members of the Board of Directors, each of whom is a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act. The members of the 1992 Committee are Messrs. Arader and Birsh.

ELIGIBILITY

     Plan participation is limited to directors (including Non-Employee Directors) and key employees (as designated by the 1992 Committee) of the Company or of any subsidiary of the Company. Approximately 16 persons, including 4 Non-Employee Directors, are presently eligible to participate in the 1992 Plan.

DIRECTOR OPTIONS

     As mentioned above, on each May 1 during the term of the 1992 Plan, each Non-Employee Director is granted a Director Option to purchase 1,000 shares (3,000 shares if Stockholders approve the Plan Amendment) of Common Stock. In the event the remaining shares available for grant under the 1992 Plan are not sufficient to grant the Director Options to Non-Employee Directors in any year, the number of shares subject to each Director Option for such year will be reduced proportionately.

TERMS AND CONDITIONS OF OPTIONS

     Options granted under the 1992 Plan will be subject to, among other things, the following terms and conditions:

          (1) Options granted to key employees ("Key Employee Options") may be granted for terms determined by the 1992 Committee; provided, however, that the term of an incentive stock option may not exceed 10 years (5 years if the option holder owns (or is deemed to own) more than 10% of the voting power of the Company).

          (2) Each Director Option will have a term of ten years commencing on the date of grant.

          (3) The exercise price of the shares of Common Stock subject to a Key Employee Option will be determined by the 1992 Committee; provided, however, that the exercise price may not be less than the fair market value of the Common Stock on the date of grant; and further provided that the exercise price of an incentive stock option granted to an employee who owns (or is deemed to own) more than 10% of the voting power of the Company must be at least 110% of the fair market value on the date of grant.

          (4) The exercise price of the shares of Common Stock subject to a Director Option will be equal to the fair market value of the Common Stock on the date of grant.

          (5) Each option is payable in full upon exercise or, if the applicable stock option contract permits, in installments. Payments of the exercise price of an option may be made in cash or by certified check, or, with the consent of the 1992 Committee, in shares of Common Stock, or any combination of the foregoing.

          (6) Options may not be transferred other than by will or by the laws of descent and distribution, and may be exercised during the employee's lifetime only by him or her.

          (7) If the employment, or status as a director, of a optionee is terminated for any reason other than death or a permanent and total disability, the option may be exercised, to the extent exercisable by the holder at the time of such termination, within three months thereafter, but in no event after expiration of the term of the option. However, if such employment or status was terminated either for cause or without the consent of the Company, such option shall terminate immediately. In the case of the death of an optionee while an employee or a director, his or her legal representative or beneficiary may exercise the option, to the extent exercisable on the date of death, within one year after such date, but in no event after the expiration of the term of the option. An optionee whose employment, or status as a director, was terminated by disability may exercise his or her option, to the extent exercisable at the time of such termination, with one year thereafter, but not after the expiration of the term of the Director Option.

          (8) The Company may withhold cash and/or shares of Common Stock having an aggregate fair market value equal to the amount which the Company determines is necessary to meet its obligation to withhold federal, state and local taxes incurred by reason of the grant or exercise of an option, its disposition or the disposition of shares acquired upon the exercise of the option. Alternatively, the Company may require the optionee to pay the Company such amount, in cash, promptly upon demand.

OPTION CONTACTS

     Each option will be evidenced by a written contract between the Company and the optionee, containing such terms and conditions not inconsistent with the 1992 Plan as may be determined by the 1992 Committee.

ADJUSTMENT IN EVENT OF CAPITAL CHANGES

     Appropriate adjustments shall be made in the number and kind of shares available under the 1992 Plan, in the number and kind of shares subject to each outstanding option and in the exercise prices thereof, in the event of any change in the Common Stock by reason of any stock dividend, recapitalization, merger, consolidation, reorganization, split-up, combination, exchange of shares or the like.

DURATION AND AMENDMENT OF THE 1992 PLAN

     No option may be granted pursuant to the 1992 Plan after April 30, 2002. The Board of Directors may at any time terminate or amend the 1992 Plan; provided, however, that without the approval of the Company's stockholders, no amendment may be made which would (a) increase the maximum number of shares available for the grant of options

(except as a result of the anti-dilution adjustments described above), (b) materially increase the benefits accruing to participants under the 1992 Plan or
(c) change the eligibility requirements for individuals who may receive options.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the federal income tax consequences under current tax law of incentive and non-qualified stock options. It does not purport to cover all of the special rules, including special rules relating to the exercise of an option with previously-acquired shares, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares.

     The optionee will not recognize any income for federal income tax purposes, and the Company will not be entitled to any deduction, upon the grant of an option.

     In the case of an incentive stock option, no taxable income is recognized upon exercise of the option (although the spread between the fair market value and the exercise price is an adjustment to income for alternative minimum tax purposes). If the optionee disposes of the shares acquired pursuant to the exercise of an incentive stock option more than two years after the date of grant and more than one year after the transfer of the shares to him or her, the optionee will recognize long-term capital gain or loss and the Company will not be entitled to a deduction. However, if the optionee disposes of such shares within the required holding period, a portion of his or her gain will be treated as ordinary income and the Company will generally be entitled to deduct such amount.

     Upon the exercise of a non-qualified stock option, generally, an optionee recognizes ordinary taxable income in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price. The Company generally will be entitled to a compensation deduction for Federal income tax purposes at the same time as, and in the same amount that, the option holder recognizes such income. When an optionee subsequently disposes of the shares of Common Stock received upon exercise of a non-qualified stock option, the optionee will recognize long-term or short-term capital gain or loss (depending upon the holding period of the shares) in an amount equal to the difference between the sale price and the fair market value of the shares on the date of exercise of the option.

CERTAIN PLAN BENEFITS

     The grant of stock options, other than Director Options, is within the discretion of the 1992 Committee. Accordingly, the Company is unable to determine future options, if any, that may be granted to eligible participants under the 1992 Plan other than to Non-Employee Directors. If Stockholders approve the Plan Amendment, an aggregate of 72,000 shares (including the May 1996 Director Options) will be granted to Non-Employee Directors as a group
(4 persons) during the remaining term of the 1992 Plan.

     Since the adoption of the 1992 Plan, the following persons and groups have been granted options under the 1992 Plan to purchase the number of shares of Common Stock set forth after their respective names: Barry Knepper, Chief Executive Officer, 52,000 shares; Richard Clouser, President, Mobile Division, 40,000 shares; Albert Walton, President, Editel--Los Angeles Division, 10,000 shares; Thomas Eyring, Chief Technology Officer, 7,500 shares; David Micciulla, Former Chief Executive Officer, 20,000 shares; Susan Devlin, 20,000 shares; Herbert Bass, 20,000 shares (including options to purchase 17,000 shares granted to Mr. Bass in 1992, as Co-Chairman and Chief Executive Officer of the Company, which options have since expired); Alex Geisler, 20,000 shares (including options to purchase 17,000 shares granted to Mr. Geisler in 1992, as Co-Chairman and Chief Executive Officer of the Company, which options have since expired); all current executive officers as a group (9 persons), 134,500 shares; all current directors who are not executive officers as a group (4 persons), 50,000 shares (including the options granted to Mr. Bass and Mr. Geisler in 1992, described above); and all employees as a group (16 persons), 224,500 shares (including the options granted to Mr. Bass and Mr. Geisler in 1992, described above).

REQUIRED VOTE

     The affirmative vote of a majority of shares of Common Stock present, in person or by proxy, and entitled to vote on this proposal is required to approve the Plan Amendment. The Board of Directors recommends that Stockholders vote FOR approval of the Plan Amendment.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected Grant Thornton as the Company's principal certified public accountants for the fiscal year ending August 31, 1997. A representative of Grant Thornton is expected to be present at the Meeting with the opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions of stockholders.

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company by August 31, 1997 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                             SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received and charges of brokerage and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. The solicitation may be made in person or by telephone or telegraph by directors, officers and regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO KAREN CEIL LAPIDUS, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.


                                        KAREN CEIL LAPIDUS,
                                        Secretary

  December 30, 1996

                               UNITEL VIDEO, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                ANNUAL MEETING OF STOCKHOLDERS--FEBRUARY 5, 1997

     The undersigned stockholder of UNITEL VIDEO, INC. (the "Company"), revoking all previous proxies, hereby appoints HERBERT BASS and BARRY KNEPPER, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company, to be held at 11:00 A.M. at the offices of Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, 18th Floor, New York, New York 10036 on February 5, 1997, and at any adjournment or postponement thereof; provided that said proxies are authorized and directed to vote as indicated with respect to the following matters:

 1. [ ] FOR the two nominees for directors named below.

    [ ] WITHHOLD AUTHORITY to vote for both of the nominees for directors named below.

    [ ] FOR both of the nominees for directors  named below,  EXCEPT  WITHHOLD
        AUTHORITY TO VOTE FOR THE NOMINEE WHOSE NAME IS LINED THROUGH.
        Nominees: HERBERT BASS and ALEX GEISLER.

 2. Approval of an Amendment to the Company's 1992 Stock Option Plan.
                      FOR [ ]   AGAINST [ ]   ABSTAIN [ ]

 3. To vote on such other business as may properly come before the meeting.





     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR AND "FOR" APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1992 STOCK OPTION PLAN. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO THE PROXIES TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING AND AT EACH ADJOURNMENT OR POSTPONEMENT THEREOF.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Unitel Video, Inc.



                                        Dated:____________________________, 1997


                                        ________________________________________
                                        Sigature of Stockholder

                                        ________________________________________
                                        Signature of Stockholder

                                        NOTE: Please sign this Proxy exactly as
                                        the name(s) appear in the address. When
                                        signing as attorney-in-fact, executor,
                                        administrator, trustee or guardian,
                                        please add your title as such. If the
                                        stockholder is a corporation, please
                                        sign with full corporate name by duly
                                        authorized officer or officers. Where
                                        stock is held in the name of two or more persons, all such persons should sign.

                                        PLEASE SIGN, DATE AND RETURN THIS PROXY
                                        IN THE ENCLOSED POSTAGE-PAID ENVELOPE.